PROPOSAL 4: APPROVING THE AMENDMENT AND RESTATEMENT OF THE BANK OF AMERICA CORPORATION 2003 KEY ASSOCIATE STOCK PLAN
BACKGROUND
We currently maintain the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 28, 2010 (the “KASP”). The KASP was last approved by stockholders in 2010 with more than 82% of stockholder votes cast in favor of the plan. Under this plan, we have reserved a number of shares of our common stock for issuance to key employees as equity-based awards in the form of stock options, stock appreciation rights (SARs), restricted stock shares and restricted stock units. The KASP is currently scheduled to expire on December 31, 2015.
In February 2015, our Board approved the amendment and restatement of the KASP and renamed it the “Bank of America Corporation Key Employee Equity Plan,” or KEEP, subject to the approval of our stockholders at the annual meeting. We are submitting the KEEP to our stockholders for approval to satisfy (1) applicable listing requirements of the New York Stock Exchange (NYSE) and (2) the stockholder approval requirement under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).
PURPOSE
The KEEP is intended to serve a critical role in our pay-for-performance compensation program. In addition, our Board believes that equity-based awards aid in our ability to attract, retain and motivate our employees and is the most direct way to align employee interests with those of stockholders. Because the shares available for equity-based awards are limited, in order to balance compensation principles with stockholder interests in limiting dilution, we generally limit equity-based awards to more senior positions. As a general rule, the more senior or highly compensated the position, the larger the portion of the total incentive opportunity that is provided in equity-based awards. For example, for certain senior positions, up to 50% of total compensation is in the form of equity-based awards, and for executive officers more than 50% of total compensation is in the form of equity-based awards.
We last added shares to our stock plan in 2010. Our Board believes that we currently have an insufficient number of shares available for additional future stock-settled awards. Accordingly, our Board approved an increase in the shares available for future awards by approximately 125 million shares, as well as certain other key changes, the material terms of which are described in this proposal.
ADDITIONAL SHARES REQUESTED AND OTHER KEY CHANGES
The KEEP and the KASP are substantially similar in design. The KEEP updates the KASP, however, in four key respects:

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As discussed above, the number of shares of our common stock available for awards under the KEEP will be increased by approximately 125 million shares. Combined with shares currently available for issuance under the KASP, this will provide for a total of 450 million shares of our common stock to be available for awards from and after January 1, 2015

Ù	All shares available for awards under the KEEP may be granted as “full value” awards on a one-for-one basis
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The KEEP adds performance measures and updates individual award limits in order to provide the Compensation and Benefits Committee with greater flexibility to grant awards intended to be fully deductible as “performance-based compensation” under Section 162(m)

Ù	The KEEP extends the plan term through May 5, 2025 (i.e., ten years after the date of the annual meeting)
In recent years, we have granted most of our equity-based awards under the KASP in the form of cash-settled awards. If the KEEP is approved, we expect the pool of requested shares to last approximately three to four years assuming we return to a practice of granting primarily stock-settled awards.
PLAN FEATURES AND GRANT PRACTICES THAT PROTECT STOCKHOLDER INTERESTS
The KEEP and the company’s grant practices continue to include a number of features intended to protect the interests of stockholders:

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The Compensation and Benefits Committee reviews the dilutive impact of Bank of America’s stock program, including by monitoring its “overhang” relative to its primary competitor group of leading U.S. financial services companies. “Overhang” measures shares covering outstanding stock-settled awards and shares available for future grants as a percentage of the common shares outstanding, as more fully defined on page 58. With the shares requested, our overhang will be approximately 5.1%. Based on data available as of December 31, 2014, Bank of America’s overhang was significantly lower than the median of our primary competitor group

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Based on data available as of December 31, 2014, the rate at which Bank of America is granting equity-based awards relative to its outstanding shares of common stock (or run rate) represents a reasonable use of our shares

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Equity awards are subject to multiple separate and distinct “clawback” requirements that can result in the awards potentially being canceled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. These clawback requirements are discussed in detail under Compensation Discussion and Analysis on page 25

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The KEEP includes a minimum three-year pro rata vesting schedule for most stock-settled awards intended to vest based solely on the passage of time. This limit does not apply to a performance-vesting award with a minimum 12-month performance period

Ù	Dividends/dividend equivalents on restricted stock shares/units are accrued with interest from the grant date and paid only if and when the underlying award becomes vested
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The KEEP does not provide for automatic vesting of awards upon a change in control (sometimes referred to as “single trigger” vesting). Instead, the KEEP permits the Compensation and Benefits Committee to provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting)

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The KEEP does not include provisions frequently labeled as “liberal share counting” (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only share re-use provisions are for awards that are canceled or forfeited or for awards settled in cash

Ù	The KEEP prohibits the use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, or the use of reload options
Ù	The KEEP broadly prohibits the re-pricing of stock options or SARs without stockholder approval, including the repurchase of underwater options or SARs for cash
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The KEEP does not provide for option or equity transferability to third parties “for consideration.” The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution

OVERVIEW OF THE KEEP
The following is a summary of the material terms of the KEEP. It is qualified in its entirety by reference to the terms of the KEEP. A copy of the KEEP is attached to this proxy statement as Appendix A. The KEEP will become effective only if it is approved by our stockholders.
NUMBER OF SHARES
The KEEP provides that the aggregate number of shares of our common stock available for grants of awards under the plan from and after January 1, 2015 will not exceed the sum of (i) 450 million shares plus (ii) any shares that were subject to an award as of December 31, 2014 under the KASP, if such award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015. As of December 31, 2014, there were approximately 325 million shares available for future awards under the KASP. The requested share pool for the KEEP therefore represents an increase of approximately 125 million shares.
Under the KASP, there was a sub-limit on the number of shares available for awards as restricted stock or restricted stock units (sometimes referred to as “full value” awards). Any full value awards above this limit under the KASP were counted as 2.5 shares against the remaining available pool for each share awarded. This type of share counting rule is sometimes referred to as a “fungible” share pool. The KEEP eliminates these provisions, so that any award from the KEEP, whether granted as a stock option, SAR, restricted stock share or restricted stock unit, counts against the available share pool as one share for each share awarded.
The share re-use provisions under the KEEP are unchanged and do not include any “liberal share counting” features. Shares covered by awards will again be available for awards if and only to the extent (a) the award is canceled or forfeited or (b) the award is settled in cash. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will not again be available for awards under the KEEP. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise.
ADMINISTRATION
The KEEP is primarily administered by the Compensation and Benefits Committee. To the extent permitted by law, the Compensation and Benefits Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the KEEP for awards to key employees who are not “officers” under Section 16 of the Exchange Act or “covered employees” under Section 162(m). Under the KEEP, the Compensation and Benefits Committee continues to have authority with respect to the following:

Ù	the selection of the key employees to receive awards from time to time
Ù	the granting of awards in amounts as it determines
Ù	the imposition of limitations, restrictions and conditions upon awards
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the establishment of performance targets and allocation formulas for awards of restricted stock shares or restricted stock units intended to qualify as “performance-based compensation” under Section 162(m)

Ù	the certification of the attainment of performance goals, if applicable, as required by Section 162(m)
Ù	the interpretation of the KEEP and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the KEEP
Ù	the correction of any defect or omission or reconciliation of any inconsistency in the KEEP or any award granted under the KEEP
Ù	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the KEEP
ELIGIBILITY
Only “key employees” of Bank of America and its subsidiaries may participate in the KEEP, as selected by the Compensation and Benefits Committee. Key employees are those employees of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to our business, as determined by the Compensation and Benefits Committee, including persons employed outside the United States. Approximately 45,000 employees are expected to be eligible to participate. However, as mentioned above, the Compensation and Benefits Committee in its discretion selects which key employees will receive any awards.
TYPES OF AWARDS
The KEEP permits awards of stock options, SARs, restricted stock shares and restricted stock units, all of which are described in more detail below.
Awards of Stock Options and SARs. The KEEP provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of a share of our common stock at the close of business on the date of grant. (The fair market value of a share of our common stock as of March 11, 2015, was $16.11.) The KEEP also provides for the grant of SARs to key employees. SARs entitle the holder upon exercise to receive either cash or shares of our common stock or a combination of the two, as the Compensation and Benefits Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.
Awards of options under the KEEP, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Benefits Committee. No more than an aggregate of 450 million shares may be awarded as incentive stock options under the KEEP. The terms and conditions of each option and SAR are to be determined by the Compensation and Benefits Committee (or its designees) at the time of grant.

Options and SARs granted under the KEEP will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.
The KEEP includes two additional limitations on stock option and SAR grants:

Ù	The KEEP expressly prohibits dividend equivalents with respect to stock options and SARs
Ù	The KEEP permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits transfers to be made for consideration

Awards of Restricted Stock Shares and Restricted Stock Units. Under the KEEP, the Compensation and Benefits Committee may award key employees restricted shares of our common stock or restricted stock units which represent the right to receive shares of our common stock (or cash equal to the fair market value of those shares). Each award agreement will contain the terms of the award, including any applicable conditions, which may include continued service of the participant, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Benefits Committee.
Restricted stock shares will be held in our custody until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to restricted stock shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Benefits Committee and reflected in the award agreement. Our grant practice has been not to pay dividends on restricted stock shares during the vesting period, but to accrue those dividends with interest from the grant date to be paid only if and when the underlying award becomes vested.
The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of our common stock (with one share of common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of our common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Benefits Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Benefits Committee and evidenced in the award agreement. As with restricted stock shares, our grant practice has been to include dividend equivalent rights for awards of restricted stock units that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.
MINIMUM VESTING CONDITIONS
For stock-settled awards intended to vest based solely on the passage of time, the awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Exceptions apply for awards that become vested upon the achievement of performance goals over a period of at least one year, for certain terminations of employment, in connection with the recruitment of new key employees or for the retention of key employees in connection with in a business combination, or for awards made in lieu of annual cash incentive compensation.
NEW STOCK PLAN BENEFITS
Because awards under the KEEP are discretionary, awards are generally not determinable at this time.

The table below presents information on equity compensation plans at December 31, 2014:

Plan Category(1)(2)	Number of Shares to be Issued Under Outstanding Options and Rights	Weighted- average Exercise Price of Outstanding Options(3)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans(4)
Plans approved by stockholders(5)	103,496,664	$47.66	325,450,174
Plans not approved by stockholders	—	—	—
Total	103,496,664	$47.66	325,450,174

(1)
This table does not include outstanding options to purchase 3,573,160 shares of Bank of America Corporation’s common stock that were assumed by the Corporation in connection with prior acquisitions, under whose plans the options were originally granted. The weighted-average exercise price of these assumed options was $82.50 at December 31, 2014. Also, at December 31, 2014, there were 96,699 vested restricted stock units associated with these plans.

(2)
This table does not include outstanding options to purchase 5,328,026 shares of the Corporation’s common stock that were assumed by the Corporation in connection with the Merrill Lynch acquisition, which were originally issued under certain Merrill Lynch plans. The weighted-average exercise price of these assumed options was $45.82 at December 31, 2014. Also, at December 31, 2014, there were 5,481,907 outstanding restricted stock units and 1,073,175 vested restricted stock units and stock option gain deferrals associated with such plans. These Merrill Lynch plans were frozen at the time of the acquisition and no additional awards may be granted under these plans. However, as previously approved by the Corporation’s stockholders, if any of the outstanding awards under these frozen plans subsequently are canceled, forfeited or settled in cash, the shares relating to such awards thereafter will be available for future awards issued under the Corporation’s Key Associate Stock Plan (KASP).

(3)	Does not reflect restricted stock units included in the first column, which do not have an exercise price.
(4)
Plans approved by stockholders include 325,123,558 shares of common stock available for future issuance under the KASP (including 29,795,525 shares originally subject to awards outstanding under frozen Merrill Lynch plans at the time of the acquisition which subsequently have been canceled, forfeited or settled in cash and become available for issuance under the KASP, as described in footnote (2) above) and 326,616 shares of common stock which are available for future issuance under the Corporation’s Directors’ Stock Plan.

(5)	Includes 24,310,796 outstanding restricted stock units.
OVERHANG
The Compensation and Benefits Committee reviews the dilutive effect of our stock plans on our stockholders (sometimes called “overhang”), and compares this level of overhang against the level of overhang at its primary competitor group, made up of five leading United States financial services companies, as further described under “Competitor Groups” in the Compensation Discussion and Analysis at page 25. Assuming approval of the KEEP, Bank of America’s total overhang would be approximately 5.1%. Based on data available as of December 31, 2014, this level of overhang was significantly lower than the median for our primary competitor group.
For the purpose of calculating the overhang in the previous paragraph, we use “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, unvested stock-settled restricted stock units and unvested restricted stock shares plus shares available for future grants under all plans (including the proposed addition of approximately 125 million new shares described in this request), and Amount B equals the sum of total shares of our common stock outstanding plus Amount A less unvested restricted stock shares. As of December 31, 2014: (i) the number of outstanding stock options, unvested stock-settled restricted stock units and unvested restricted stock shares equals approximately 119.1 million; (ii) the number of shares available for future grants under all plans assuming approval of the KEEP equals approximately 450.3 million; and (iii) the number of shares of our common stock outstanding equals approximately 10.5 billion.

RUN RATE
In recent years, we have granted most of our equity-based awards under the KASP in the form of cash-settled awards. If the KEEP is approved, we expect the pool of requested shares to last approximately three to four years assuming we return to a practice of granting primarily stock-settled awards.
The Compensation and Benefits Committee reviews the rate at which we grant equity awards relative to shares of our common stock outstanding (sometimes referred to as “run rate”), and compares this run rate to the run rates at our primary competitor group. Based on data available as of December 31, 2014, our run rate was significantly below the median run rate for our primary competitor group. Over the past three calendar years (2012-2014), the annual share usage has averaged less than 1% of our common shares outstanding.

 The run rate figures for the last three years are significantly impacted by our design decision to grant most equity-based awards as cash-settled restricted stock units. Had these awards been granted as stock-settled restricted stock units, our annual share usage would have been approximately 1.9%. Even in this case, our run rate would have approximated the median run rate for our primary competitor group, and as such represents a reasonable use of our shares.
PLAN PROVISIONS FOR COMPLIANCE WITH SECTION 162(M)
Background. Under Section 162(m), a public company is limited to a $1 million deduction for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. This limitation does not apply to compensation that qualifies under Section 162(m) as “performance-based compensation.”
The KEEP will allow the Compensation and Benefits Committee to grant options, SARs, and certain performance-based awards that should qualify as “performance-based compensation.” A vote in favor of approving the KEEP will be a vote approving all the material terms and conditions of the plan for purposes of granting awards pursuant to Section 162(m), including the performance criteria, eligibility requirements and limits on various stock awards that are described below in this section. The Compensation and Benefits Committee retains its discretion to grant awards that are not compliant with Section 162(m). In addition, given the ambiguities in how the conditions to qualifying as “performance-based” will be interpreted and administered under the income tax regulations, there is no certainty that elements of “performance-based” compensation discussed in this proposal will in fact be deductible in the future.
Performance Criteria. The KEEP authorizes the Compensation and Benefits Committee to make awards of restricted stock shares or restricted stock units that are conditioned on the satisfaction of performance criteria. For those awards intended to be fully deductible as “performance-based compensation” under Section 162(m), the Compensation and Benefits Committee must establish the performance conditions prior to or within a specified period after the start of the performance period. The Compensation and Benefits Committee may select from the following performance measures for this purpose:

Ù	cash flow
Ù	earnings per share
Ù	income or other earnings measures
Ù	return on equity, capital, assets, revenue or investments
Ù	total stockholder return or other stock price performance measures
Ù	stockholder value added
Ù	revenue
Ù	profit margin
Ù	efficiency ratios
Ù	customer satisfaction
Ù	productivity
Ù	expenses
Ù	balance sheet metrics, including capital ratios, liquidity measures and book value;
Ù	credit quality
Ù	strategic initiatives
Ù	implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction
The performance criteria listed above may include any derivations of such criteria (e.g., income includes pre-tax income, net income, operating income, etc.).
The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation and Benefits Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. Performance goals may be established on a company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative to the performance of one or more comparable companies or indices, or to year-over-year growth. The Compensation and Benefits Committee may determine at the time that the performance goals are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in our financial statements or other SEC filings). The Compensation and Benefits Committee in its discretion may adjust downward any award.
Options and SARS. In addition, compensation from the exercise of stock options and SARs is intended to be deductible as “performance-based compensation” under Section 162(m).
Individual Award Limits. In order to comply with Section 162(m), a participant may not be granted in any calendar year: (i) stock options or SARs for more than 4,000,000 shares, or (ii) performance-based restricted stock shares/units for more than 4,000,000 shares (assuming maximum performance).
WITHHOLDING FOR PAYMENT OF TAXES
The KEEP provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The KEEP permits a participant to satisfy this requirement, with the approval of the Compensation and Benefits Committee and subject to the terms of the KEEP, by withholding from the participant a number of shares of our common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

ADJUSTMENTS FOR CHANGES IN CAPITALIZATION
In the event of any change in the number of our outstanding shares of common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the KEEP, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the KEEP will be equitably adjusted by the Compensation and Benefits Committee in its discretion to preserve the benefit of the award for us and the participant.
NO SINGLE TRIGGER VESTING UPON A CHANGE IN CONTROL
The KEEP permits the Compensation and Benefits Committee to provide for vesting of awards in connection with a change in control of Bank of America if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the participant for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation.
AMENDMENT AND TERMINATION OF THE PLAN
Our Board has the power to amend, modify or terminate the KEEP on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the KEEP to the extent required by NYSE listing requirements, Section 162(m), or other applicable law. The KEEP automatically terminates at the close of business on May 5, 2025, following which no awards may be made under the KEEP.
OPTION AND SARS REPRICING PROHIBITED
The KEEP specifically prohibits the re-pricing of stock options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the key employee.

FEDERAL INCOME TAX TREATMENT
The following discussion summarizes certain U.S. federal income tax consequences of awards under the KEEP based on the law as in effect on the date of this document. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be employed with awards, nor does it cover state, local or non-U.S. taxes.
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the fair market value of the shares on the exercise date.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.
Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Restricted Stock Shares and Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.
Tax Consequences to Bank of America. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code.